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                                 LEASE AGREEMENT

                           [Walnut Creek Amphitheater]

STATE OF NORTH CAROLINA  )
                         )
COUNTY OF WAKE           )

      This Lease Agreement ("Agreement") is entered into effective as of this 1st day of December, 1990, by and between the CITY OF RALEIGH, NORTH CAROLINA ("CITY"), a municipal corporation duly organized and existing under and by virtue of the constitution and laws or the State of North Carolina, and SONY MUSIC/PACE PARTNERSHIP ("TENANT"), a New York general partnership whose sole general partners are YM Corp., a Delaware corporation, and PACE Concerts, Inc., a Texas corporation.

                                   WITNESSETH:

                  1.0 DEFINITIONS AND OTHER GENERAL PROVISIONS

1.1   Definitions

      Unless the context otherwise requires, the capitalized terms used herein shall, for all purposes of this Agreement, have the following specified meanings:

            (a) "Amphitheater" shall mean the outdoor entertainment facility to be known as "Walnut Creek Amphitheater" which is to be constructed on the Amphitheater Site by WAAC pursuant to, and as contemplated by, the provisions of the Lease Purchase Agreement and the Development Agreement. The term "Amphitheater" shall include within its definition the Amphitheater Site and all buildings, fixtures, parking lots and other improvements which are constructed or placed on the Amphitheater Site as a part of or related to such outdoor entertainment facility.

            (b) "Amphitheater Season" shall mean a continuous period of time during any calendar year running from May 1 to October 31 of such calendar year.

            (c) "Amphitheater Site" shall mean that certain tract of land out of the Property being more fully described by metes and bounds in Exhibit "A-2" attached hereto.

            (d) "Deed of Trust" shall mean that certain Leasehold Deed of Trust to be executed by WAAC as contemplated by the provisions of the Trust Agreement, pursuant to which WAAC's leasehold interest in the Amphitheater created pursuant to the Ground Lease shall be encumbered by a lien in order to secure its obligations under the Trust Agreement and the certificates of participation to be issued thereunder.
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            (e) "Development Agreement" shall mean that certain Development
      Management Agreement entered into of even date herewith by and among TENANT, CITY and WAAC relating to, among other things, (i) the development consulting services to be provided by TENANT in connection with the construction and design of the Amphitheater and (ii) the contribution of $3,500,000.00 by TENANT towards payment of construction and design costs associated with the construction of the Amphitheater.

            (f) "Gross Revenues" shall have the meaning assigned to it pursuant to the provisions of Section 3.3 of this Agreement.

            (g) "Ground Lease" shall mean that certain Ground Lease Agreement currently contemplated to be entered into by and between CITY and WAAC pursuant to which, among other things, CITY shall lease to WAAC the Amphitheater Site in its currently unimproved state.

            (h) "Lease Purchase Agreement" shall mean that certain Lease/Purchase Agreement currently contemplated to be entered into by and between WAAC and CITY pursuant to which, among other things, WAAC shall agree to construct the Amphitheater on the Amphitheater Site and sublease the completed Amphitheater to CITY.

            (i) "Parking Facilities" shall collectively mean:

                  (i) that portion of the Amphitheater Site on which CITY shall construct approximately 2,500 parking spaces and being appropriately designated on the plat attached hereto as Exhibit "B" ("South Parking Lot");

                  (ii) that portion of the Property on which CITY shall
            construct approximately 1,000 parking spaces and being appropriately designated on the plat attached hereto as Exhibit "B" ("Softball Parking Lot");

                  (iii) the property located near the Property which is
            currently used as a parking lot by the North Carolina Department of Transportation, containing approximately _____ parking spaces and being appropriately designated on the plat attached hereto as Exhibit "B" ("NCDOT Parking Lot"); and

                  (iv) that portion of the Amphitheater Site on which CITY shall construct approximately 2,500 parking spaces and being appropriately designated on the plat attached hereto as Exhibit "B" ("Additional Parking Facilities").


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            (j) "Permitted Encumbrances" shall mean, (i) the liens and security interests created by the Deed of Trust, (ii) liens for general ad valorem taxes and assessments, if any, not then delinquent, (iii) the estates, interests and rights created pursuant to the Ground Lease and the Lease Purchase Agreement, (iv) any right or claim of any mechanics, laborers, materialmen, supplers or vendors not filed or perfected in the manner prescribed by law and (v) the easements, rights-of-way, mineral rights, drilling rights and other rights, reservations, covenants, conditions or restrictions which are specifically listed or referred to in the policy of title insurance provided to TENANT pursuant to the provisions of Section 16.1(c)(iv) hereof.

            (k) "Previous Amphitheaters" shall collectively mean all other outdoor entertainment facilities which are currently owned (either directly or indirectly) or managed by TENANT anywhere in the United States including, without limitation, Cynthia Woods Mitchell Pavilion (The Woodlands, Texas), StarPlex Amphitheater (Dallas, Texas), Lakewood Amphitheater (Atlanta, Georgia), Mud Island Amphitheater (Memphis, Tennessee), Starwood Amphitheater (Nashville, Tennessee) and Star Lake Amphitheater (Pittsburgh, Pennsylvania).

            (l) "Property" shall mean that certain tract of land located in Wake County, North Carolina and being more particularly described by metes and bounds in Exhibit "A-1" attached hereto and appropriately depicted on the plat attached hereto as Exhibit "B".

            (m) "WAAC" shall mean Walnut Creek Amphitheater Financing Assistance Corporation, a nonprofit corporation duly organized and existing under and by virtue of Chapter 55A of the general statutes of North Carolina.

            (n) "Trust Agreement" shall mean that certain Trust Agreement to be entered into by and between Trustee and WAAC relating to the issuance of certain Certificates of Participation to investors for the purpose of raising money for funding the construction and design costs of the Amphitheater.

            (o) "Trustee" shall mean First Union National Bank of North Carolina, Charlotte, North Carolina.

1.2   Lease of the Amphitheater

      Subject to the terms and conditions contained in this Agreement, and in consideration of the covenants and payment and performance set forth in this Agreement, CITY leases and demises unto TENANT, and TENANT rents and accepts from CITY, the Amphitheater and the Parking Facilities together with use of all rights, easements, privileges, and appurtenances thereto.


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Except as expressly provided to the contrary herein, TENANT shall be entitled to receive and retain, as its own property, all of the revenues, royalties and income which may be generated from its possession, use, control and operation of the Amphitheater and the Parking Facilities pursuant to the terms of this Agreement.

1.3   Compliance with Law

      Except as otherwise provided herein, TENANT shall, during the term of this Agreement at its sole cost and expense, promptly comply with all material laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governmental agencies which may be applicable to the use or occupancy of the Amphitheater. TENANT shall likewise observe and comply with the material requirements of all policies of public liability, fire, and other insurance at any time in force with respect to the Amphitheater.

      Notwithstanding the foregoing, should CITY pass, enact or amend any ordinances, laws, orders, rules, regulations or requirements after the date hereof which relate specifically and only to the Amphitheater and which would have the effect of requiring TENANT to expend sums in connection with the operation or use of the Amphitheater in order to comply therewith, then such amounts shall be paid by CITY, as owner of the Amphitheater. TENANT shall have the express right to offset any amounts due from CITY to TENANT pursuant to the immediately preceding sentence against payments due from TENANT to CITY pursuant to the terms of this Agreement.

      CITY agrees and acknowledges that the Amphitheater shall be used as a commercial outdoor concert facility in a manner consistent with the manner in which the Previous Amphitheaters have been and are being operated. Without derogating from the generality of the immediately preceding sentence, CITY agrees and acknowledges that the Amphitheater may be used for performing with or without amplified sound, popular and contemporary music, rock and roll, pyrotechnic shows, and other similar sound-intensive and light-intensive activities; provided that TENANT acknowledges that it may be required to obtain permits from Wake County or other governmental entities as a condition precedent to conducting any pyrotechnic shows.

                                    2.0 TERM

2.1   Initial Term

      The initial term of this Agreement shall (i) commence upon substantial completion of construction of the Amphitheater and the Parking Facilities and the issuance of a certificate of occupancy for the Amphitheater and (ii) end on the nineteenth (19th) anniversary of the last day of the first Amphitheater Season of the initial term of this Agreement. If construction of the Amphitheater and the Parking Facilities is substantially completed and a certificate of occupancy is issued for the Amphitheater prior to July 15 of a particular calendar year, then the Amphitheater Season during such calendar year shall be deemed to be, for all purposes of this Agreement,


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the "first" Amphitheater Season of the initial term of this Agreement. If construction of the Amphitheater and the Parking Facilities is substantially completed and a certificate of occupancy is issued for the Amphitheater after July 15 of a particular calendar year, then the Amphitheater Season during the next succeeding calendar year shall be deemed to be, for all purposes of this Agreement, the "first" Amphitheater Season of the initial term of this Agreement; provided, however, if construction of the Amphitheater and the Parking Facilities is substantially completed and a certificate of occupancy is issued for the Amphitheater between July 15 and October 31 of a particular calendar year, then TENANT's right to use and operate the Amphitheater pursuant to this Agreement shall commence upon substantial completion of construction and issuance of the certificate of occupancy and the rental obligation described in
Section 3.2 hereof shall commence with such use and operation even though the "first" Amphitheater Season of the initial term of this Agreement shall be the Amphitheater Season occurring during the next calendar year.

2.2   Option to Renew

      CITY hereby grants to TENANT the right and option to renew and extend this Agreement for an additional term of twenty (20) Amphitheater Seasons commencing on the expiration of the initial term. The renewal must be exercised by the TENANT giving written notice to CITY of its intent to renew on or before sixty
(60) days after the end of the fifth (5th) Amphitheater Season of the initial term of this Agreement. Simultaneously with the commencement of the renewal term, TENANT shall pay to CITY The sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) as a renewal fee. TENANT may exercise the option provided for in this Section 2.2 only if the original Agreement is in full force and effect on the date the option is exercised.

                               3.0 RENTAL PAYMENTS

3.1   Tenant's Capital Investment

      As partial consideration for CITY's agreement to enter into this Agreement with TENANT, TENANT shall pay Four Million Five Hundred Thousand Dollars ($4,500,000.00) to CITY in the following installments:

            (a) Pursuant to the terms and provisions of the Development Agreement TENANT has agreed to pay Three Million Five Hundred Thousand Dollars ($3,500,000.00) to be applied towards the construction, financing and design costs associated with construction of the Amphitheater.

            (b) TENANT shall be unconditionally and irrevocably obligated to pay to CITY a rental payment of One Million Dollars ($1,000,000.00) on the last day of the twentieth (20th) Amphitheater Season of the initial term of this Agreement.


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3.2   Monthly Rentals

      TENANT shall also pay rentals to CITY, in monthly installments as provided for in Section 3.4 of this Agreement, in the amount of seven percent (7%) of all Gross Revenues actually received by TENANT during the term of this Agreement.

3.3   Gross Revenues

      As used in this Agreement, the term "Gross Revenues" shall mean the total amount of revenues actually received by Tenant from time to time and during any particular period of time during the term of this Agreement, which revenues arise out of or relate to TENANT's possession, control, use or operation of the Amphitheater and the Parking Facilities, including, without limitation, (i) the gross revenues actually received from the sale of tickets to performances, events and shows held or presented by TENANT at the Amphitheater (net of all state, county and local sales taxes which are payable in connection with the sale of such tickets); (ii) the gross revenues actually received by TENANT from TENANT's direct sales of food, beverages, artist-related merchandise and any other product or services at the Amphitheater (net of all state, county and local sales taxes which are payable in connection with the sale of such merchandise); (iii) gross revenues actually received by TENANT on account of or pursuant to any license, concession or other agreement executed by TENANT which grants to another person the right to sell food, beverages, artist-related merchandise and any other products or services at the Amphitheater; and (iv) all other gross revenues actually received by TENANT from the operation of the Amphitheater such as advertising revenues, sponsorship revenues, and revenues from the granting of telecast, broadcast, video, or audio rights relating to any performance or show at the Amphitheater; provided, however, notwithstanding the foregoing, the term "Gross Revenues" as used in this Agreement shall be adjusted and modified in accordance with the following terms and provisions:

            (a) The value of complimentary or promotional tickets (including the tickets provided to CITY pursuant to Section 5.11 hereof) shall not be included within Gross Revenues unless TENANT receives in exchange for the distribution of such complimentary or promotional tickets specific goods or services other than advertising time or space.

            (b) All payments or grants received by TENANT from any concessionaire or sponsor which are either (i) ultimately repayable by TENANT to such concessionaire or sponsor or (ii) are "capital" in nature shall not be included within Gross Revenues.

            (c) The first $2,000,000.00 of revenue received during each of the first and second Amphitheater Seasons of the initial term of this Agreement, which would otherwise be Gross Revenues, shall be excluded from Gross Revenues.


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            (d) The first $1,000,000.00 of revenue received by TENANT during the third Amphitheater Season of the initial term of this Agreement, which would otherwise be Gross Revenues, shall be excluded from Gross Revenues.

            (e) Revenues received by TENANT from the sale of tickets to any show, performance or event to be presented at the Amphitheater shall be deemed to have been received as Gross Revenues by TENANT for purposes of this Agreement during the calendar month in which such show, performance or event is actually presented. All other items of revenue received by TENANT which are included within Gross Revenues shall be deemed to have been received within the calendar month of its collection.

            (f) Gross Revenues shall be reduced by the amount of any "admission taxes", "entertainment taxes" or similar types of taxes (collectively "Special Entertainment Taxes") which may be payable by TENANT in connection with its operation of the Amphitheater, if such Special Entertainment Taxes are applicable only to outdoor entertainment facilities similar to the Amphitheater. Gross Revenues shall not be reduced by any Special Entertainment Taxes which may be payable by TENANT in connection with its operation of the Amphitheater, if such taxes are equally applicable to other types of entertainment venues such as football stadiums and indoor entertainment facilities.

            (g) Any revenues or reimbursements which may be received by TENANT during CITY's (or its designee's) use of the Amphitheater pursuant to Sections 5.8, 5.9 or 5.10 of this Agreement shall be specifically excluded from Gross Revenues for purposes of this Agreement.

3.4   Payment Procedures for Rent

      During the term of this Agreement, TENANT shall pay, as provided herein, to CITY, in monthly payments, commencing with the first full calendar month after the final completion of the Amphitheater and issuance of a certificate of occupancy for the Amphitheater, seven percent (7%) of the Gross Revenues for the immediately preceding calendar month. TENANT shall accompany each such monthly payment with an itemized report setting forth the amount of Gross Revenues for the prior month, which statements shall be certified to by an officer of TENANT as to the accuracy thereof to the best of his knowledge, information and belief. All payments shall be made no later than fifteen (15) days after the end of the month for which the payment is due. The payment shall be paid without notice or demand, and without any abatement, deduction, or set-off except as may be expressly permitted pursuant to the terms hereof. All rental payments hereunder shall be made to the City of Raleigh and delivered to:


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                              City of Raleigh
                              c/o Finance Director
                              P.O. Box 590
                              222 West Hargett St.
                              Raleigh, N.C. 27602

      All taxes, charges, costs, and expenses which TENANT is required to pay hereunder, together with all interests and penalties that may accrue thereon in the event of the TENANT's failure to pay such amounts, and all damages, costs, and expenses which CITY may incur by reason of any default of TENANT or failure by TENANT to comply with the terms of this Agreement, shall be deemed to be additional rental due in the event of nonpayment by TENANT. CITY shall have all the rights and remedies provided for herein or by law with respect thereto as CITY has for the nonpayment of any other payment due pursuant to this Agreement.

3.5   Annual Reconciliation

      Within sixty (60) days after the close of each calendar year, an annual reconciliation of Gross Revenues for such calendar year shall be provided to CITY by TENANT for determination of compliance with this Agreement and determine what, if any, remaining funds are due and owing CITY based upon the provisions of this Agreement. If such reconciliation reflects an overpayment, then that amount shall be deducted from the next payment due CITY from TENANT under this Agreement. If it is determined that TENANT underpaid CITY during such calendar year, then, in that event, TENANT shall forthwith pay CITY said funds, and if such underpayment was the result of fraud, gross negligence or willful neglect on the part of TENANT, then TENANT shall additionally pay to CITY such underpayment amount together with interest at twelve percent (12%) per annum, calculated from the date the reconciliation reflects such funds are due.

      Each annual reconciliation provided by TENANT to CITY pursuant to the provisions of this Section 3.5 shall be accompanied with an "Opinion as to Accuracy and Sufficiency" prepared by a national accounting firm retained by TENANT based upon a review of TENANT's books, records and accounting procedures.

3.6   Books and Records

      TENANT shall maintain accurate and complete books and records, including income and sales tax returns and audit trails for complimentary tickets, in a form which is consistent with the form of the books and records maintained by TENANT at the Previous Amphitheaters, showing all Gross Revenues and shall, to the extent possible, require all licensees, concessionaires, or others occupying the Amphitheater or in any way doing business with TENANT at the Amphitheater to do the same, for a period of not less than three (3) years after the expiration of the year to which such records relate. Such records shall show all Gross Revenues supported by documents of original entry such as sales slips, cash register tapes, purchase invoices and tickets issued.


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      In the case of admission charges, TENANT shall either: (i) issue serially numbered tickets for each paid admission and keep accurate records of said serial numbers issued and of those unused; (ii) record admission charges by means of a cash register system which automatically issues a customer's receipt; or (iii) any other method specifically approved by CITY in writing (such approval not to be unreasonably withheld). CITY hereby approves the use of Ticketron or comparable computerized ticket distribution system for purposes of issuing tickets for Amphitheater events. TENANT shall make available to CITY and shall retain for not less than three (3) years copies of all ticket reconciliation statements and other ticket sale documentation produced by the ticket agent selected by TENANT. TENANT shall have no obligation to retain actual ticket stubs for more than ten (10) business days following a particular performance. All sales and rentals of merchandise and services rendered, other than T-shirts and other concert merchandise sold at mobile concessionaire units which cannot reasonably have cash registers, shall be reported by means of a cash register system. All said cash register systems shall have a lock-in, accumulating, printed transaction counter which cannot be reset, and/or printed detailed audit tape located within the register. Complete beginning and ending cash register readings shall be made a matter of daily record. TENANT shall retain sales tax returns for all merchandise and services and shall also retain event inventory sheets for all T-shirt and other concert merchandise sales sold at the mobile concessionaire units which cannot reasonably have cash registers. TENANT shall retain for a period of three (3) years and make available to CITY these above-referenced records and supporting documents. The books and records shall be kept or made available at TENANT's place of business within Wake County, North Carolina.

3.7   Right to Audit

      CITY shall have the right to examine and audit from time to time, at the discretion of CITY, TENANT's records of Gross Revenues, books of account and all supporting documents relating to Gross Revenues. Notwithstanding the foregoing, CITY shall not have the right to examine and audit the books and records of TENANT pursuant to the right created in the immediately preceding sentence for a second (2nd) time during any calendar year unless the first audit during such calendar year uncovered a deviation from reported results in excess of three percent (3%). TENANT shall use its reasonable efforts to include in each license or concession agreement or any other agreement with anyone doing business with respect to the Amphitheater or any part thereof, a provision giving CITY the right of examination and audit by an independent certified public accountant or such other person as CITY desires, at CITY's discretion, of such licensees' and concessionaires' books and records in the same manner as provided in this
Section 3.7 with respect to Tenant's books and records.


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                             4.0 TAXES AND UTILITIES

4.1   Payment of Taxes, Assessments, etc.

      TENANT shall pay and discharge, before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, all taxes, and assessments of any kind or nature whatsoever, general and special, ordinary and extraordinary, foreseen and unforeseen, which at any time during the term of this Agreement may be assessed, levied, confirmed or imposed upon, or become a lien on, the Amphitheater or the Parking Facilities, or any part thereof or any appurtenance thereto, or any tax assessed or levied as a result of any use or occupation of the Amphitheater or Parking Facilities; provided, however, TENANT shall have the right to contest in good faith in accordance with statutory procedures all taxes and assessments which may be made with respect to the Amphitheater or Parking Facilities.

4.2   Public Utility Charges

      TENANT shall, at its sole cost and expense, pay or cause to be paid all charges for gas, water, sewer, electricity, telephone or other service or services furnished to the Amphitheater during the term of this Agreement to the extent that such charges directly relate to TENANT's use of the Amphitheater. CITY shall, at its sole cost and expense, pay or cause to be paid all charges for gas, water, sewer, electricity, telephone or other service or services furnished to the Amphitheater during the term of this Agreement to the extent that such charges relate to the use of the Amphitheater by CITY, including, without limitation, use of the Amphitheater pursuant to the provision of Sections 5.8, 5.9 and 5.10 of this Agreement. Nothing contained in this Section
4.2 shall imply that TENANT or CITY shall be required to separately meter utility charges associated with their respective use of the Amphitheater. In that regard, it is acknowledged that TENANT shall develop standard rates to reasonably approximate the charges for utility usage for each use of the Amphitheater.

                               5.0 USE OF PREMISES

5.1   Use of Amphitheater

      TENANT shall use and occupy the Amphitheater pursuant to this Agreement solely for the operation of a quality amphitheater presenting cultural and entertainment performances, permitting the holding of general meetings and permitting other uses incidental to or customarily related to such uses. The Amphitheater shall not be otherwise occupied without the prior written consent of CITY.

      TENANT shall not use or occupy the Amphitheater or permit the same to be used or occupied in a manner which is contrary to the general manner in which the Previous Amphitheaters are being currently, or have been previously, used and occupied.


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      TENANT shall use its reasonable skill and diligence in the conduct of the operation of the Amphitheater and Parking Facilities, exercise sound business judgment and undertake such commercially reasonable acts as may be reasonably necessary so as to produce the maximum volume of trade and patronage reasonably obtainable from the operation of the Amphitheater in a commercially reasonable manner.

      TENANT shall use its reasonable efforts to prohibit the sale of any merchandise or services at the Amphitheater or in the Parking Facilities unless such selling is conducted by TENANT or a licensee of TENANT.

5.2   Signs and Advertising

      The location and size of any advertising signs which are visible from a public right-of-way must receive the prior written approval of CITY as being in compliance with all applicable laws, ordinance, rules and regulations governing the location and size of advertising signs which are visible from public rights-of-way. Notwithstanding anything to the contrary contained herein, it is hereby specifically agreed and acknowledged that the location, design and size of all signs located at the Amphitheater which are not visible from any public right-of-way may be erected and maintained by TENANT without the obtaining of any prior consent from CITY, except for CITY's approval of the location of such signs which approval may only be withheld on the basis of safety concerns or pedestrian movement problems.

5.3   Operation

      TENANT shall use recognized modern business practices to provide efficient and competent services to the public. If, at any time on or after the end of the second (2nd) Amphitheater Season of the initial term of this Agreement, subject to the provisions of Section 17.3 hereof, the average number of shows or events presented at the Amphitheater by TENANT over the immediately preceding two (2) Amphitheater Seasons is less than twenty (20) per Amphitheater Season, then TENANT shall be deemed to have breached its obligations under this Agreement unless TENANT pays to CITY a lump sum payment in an amount equal to the additional rental payments which CITY would have received under this Agreement over such two (2) year period if enough additional shows or events had been presented at the Amphitheater by TENANT to cause the average number to equal twenty (20). For purposes of calculating the amount of additional rental payments which CITY would have received hereunder for shows or performances which were not presented at the Amphitheater over a particular period of time as required by the provisions of the immediately preceding sentence, the amount of Gross Revenues which would have been generated at each such show or performance shall be deemed to be equal to the average amount of Gross Revenues generated by each performance or show which was actually presented at the Amphitheater over such period of time.


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5.4   Handicapped Accessibility

      TENANT shall operate the Amphitheater in such a manner as to assure that it complies fully with all state, federal, and local standards for handicapped accessibility. By way of clarification, it is hereby expressly acknowledged and agreed that the obligation contained in the immediately preceding sentence shall in no way impose upon TENANT an obligation to make any design or construction changes to the Amphitheater to comply with any state, federal or local standards for handicapped accessibility, it being agreed and acknowledged that the foregoing provision relates solely to the manner in which the Amphitheater is operated.

5.5   Balanced Programming

      Part of the consideration inherent in CITY entering into this Agreement is the fact that CITY considers the Amphitheater a significant community asset, but only so long as programming at the Amphitheater is balanced in substantially the manner hereinafter provided. As a result, it is the stated goal of the parties hereto to each use their reasonable best efforts to cause Amphitheater programming to be balanced so as to ensure a reasonably proportioned blend of cultural experiences, recognizing and accepting the fact that some (e.g., so called, "high arts") may not be as profitable as others (e.g., "rock and roll"). For purposes of this Agreement, "balance" shall mean a reasonable assortment of varied tastes of the general population including, without limitation, popular, rock and roll, blues, soul, jazz, folk, classical, country and western music, comedy and theater. CITY and TENANT acknowledge that the examples contained in this section, though applicable to 1990 tastes in entertainment, may not be indicative of general tastes during the entire term of this Agreement. It is the intent of the parties throughout this Agreement's term to appeal to the varied entertainment tastes of the general public as such tastes may change over time. CITY shall have the right to provide notice to TENANT at any time following the end of any Amphitheater Season of any specific suggestions which it may have with respect to future Amphitheater Seasons in order to comply with the intent and purpose of this Section 5.5; provided, however, in no event shall the provisions of this Section 5.5 ever be made the basis for declaring TENANT to be in default under this Agreement because of the inherently subjective nature of these provisions.

5.6   Traffic, Crowd Control and Cleanup

      TENANT, at its expense, shall be responsible for, on those days and nights on which TENANT presents a performance or show at the Amphitheater, cleanup of the Amphitheater and Parking Facilities, crowd control, security, and traffic control; provided, however, in no event shall TENANT be responsible for any cleanup services related to trash generated by non-Amphitheater use of the Amphitheater Site or the Parking Facilities.

      TENANT shall provide adequate trash collection and cleaning service to assure that the refuse of the patrons of the Amphitheater does not litter any adjoining property. TENANT shall be responsible for providing such temporary barriers and sufficient security personnel as are reasonably necessary to prevent patrons of the Amphitheater from parking on, walking on, or otherwise trespassing upon adjoining properties. If it is determined by CITY that the temporary barriers provided by TENANT pursuant to the foregoing provisions are insufficient to prevent patrons of the Amphitheater from parking on, walking on, or otherwise trespassing upon adjoining properties, then CITY shall, at its sole cost and expense, provide permanent fences or other permanent barriers as may be required in CITY's discretion.

      CITY shall assist TENANT in working with the CITY Police Department to arrange for uniformed police officers to provide traffic control on public streets on the days and nights of Amphitheater performances or shows.

5.7   Scheduling

      On or before April 1 of each calendar year, TENANT shall submit, for informational purposes, to CITY its proposed schedule of events for the upcoming Amphitheater Season insofar as the schedule may be known at that time. The submission required by this Section 5.7 is in no way intended to limit or prohibit the booking by TENANT of other events or shows during the Amphitheater Season as dates and opportunities become available.

5.8   City Use

      TENANT agrees that the CITY shall have the right to use the Amphitheater, free of any rent, from time to time on such dates as may be approved by TENANT, but not to exceed fourteen (14) events during each Amphitheater Season. It is the intent of the parties that TENANT and the CITY shall jointly select the dates to be utilized for the CITY's benefit as well as the nature of the programs and events to occur on such dates. Without limiting the generality of the foregoing, it is hereby specifically understood and acknowledged that TENANT shall have the right to reject any program or event proposed by CITY pursuant to this Section 5.8 which includes a "headline" entertainment act which has been, in the immediately preceding twelve calendar months, or is currently, during the next twelve calendar months, booked to perform more than eight (8) dates at outdoor entertainment facilities having 4,000 or more seats. TENANT shall be responsible for the presentation of such CITY events.

      When the CITY presents an event pursuant to this Section 5.8, it shall be obligated to pay to TENANT only an amount sufficient to reimburse TENANT for actual expenses incurred for operating the Amphitheater in connection with such event. Actual expenses shall include, but not be limited to, cleaning, stagehands, allocable share of liability insurance premiums, security, housestaff and public utility charges as described in Section 4.2 hereof.

      CITY will receive all net income (after payment of artist costs, advertising costs and other costs associated with the production and promotion of a CITY event), if any, generated from the events presented by it pursuant to this Section 5.8 after paying to TENANT the expenses determined as set out in this section.

                                 See Addendum A

                          Addendum A to Lease Agreement
                           between City of Raleigh and
                      Sony Music/Pace Partnership ("Lease")

      The following paragraph is hereby inserted at the end of Section 5.8 of the lease:

      Notwithstanding anything to the contrary contained herein, CITY shall have the right to use the Amphitheater, free of rent, at any time during that portion of any calendar year which is not included within an Amphitheater Season; provided, however, that any such use of the Amphitheater by CITY shall be conducted by CITY at its sole cost and risk and without any requirement or obligation upon TENANT to assist in the presentation of any events to which such use relates.

5.9   Third Party Use

      CITY and TENANT agree that the CITY, with the prior approval of TENANT, may designate that a third party non-profit organization may use one or more of the fourteen (14) dates referred to in Section 5.8 hereof for the benefit of such organization. Any event designated as a third-party non-profit event pursuant to this Section 5.9 shall in all other respects be governed by the provisions of Section 5.8 of this Agreement.

5.10  Non-Gated Use

      In addition to the events described in Section 5.8 hereof, TENANT agrees that CITY may use the Amphitheater or a portion thereof for non-gated, non-profit events (a) up to eight (8) times per Amphitheater Season by providing no more than thirty (30) days advanced written request to TENANT and (b) an unlimited number of times per Amphitheater Season by providing not more than ten
(10) days advanced written request to TENANT; provided, however, that if TENANT has otherwise scheduled or is then currently expecting to schedule an event for the Amphitheater or otherwise has contracted with others for the use of the Amphitheater or such portion thereof for such time as the CITY shall have requested use of the Amphitheater or such portion thereof, then CITY shall not be entitled to use the Amphitheater for such non-gated non-profit event.

      All events presented pursuant to this Section 5.10 shall in all other respects be governed by the provisions by the second and third paragraphs of
Section 5.8 of this Agreement.

5.11  Professional Concessionaire.

      If any food, beverage or other concessions are to be sold at any event, show, performance or presentation to be held at the Amphitheater pursuant to the provisions of Section 5.8, Section 5.9 or Section 5.10 of this Agreement, then no third party professional vendor or concessionaire may be used without the prior written consent of TENANT (which consent may be withheld for any reason whatsoever), other than the professional vendors or concessionaires which provide services at the events and performances presented by TENANT at the Amphitheater. In no event may the concession and vending equipment owned by TENANT or TENANT'S concessionaires or vendors be used in connection with the sale or dispensing of any food, beverage or merchandise at any event, show, performance or presentation held at the Amphitheater pursuant to Section 5.8,
Section 5.9 or Section 5.10 of this agreement without the express consent of the owner of such equipment.

5.12  City Tickets

      At each event or show presented at the Amphitheater by TENANT pursuant to this Agreement, TENANT shall provide to CITY, at no charge to CITY, twenty (20) complimentary tickets in no less than ten (10) groups of two (2) each.

                           6.0 CONSTRUCTION BY TENANT

6.1   Tenant's Right to Build

      TENANT shall have the right, at any time and from time to time during the term of this Agreement, to erect, maintain, alter, remodel, reconstruct, rebuild, replace and remove buildings and other improvements on the Amphitheater Site and correct and change the contour of any of the buildings and other improvements on the Amphitheater Site subject to the following conditions:

            (a) The cost of any such construction, reconstruction, demolition, or of any change, alteration or improvement shall be borne and paid by TENANT.

            (b) The Amphitheater Site shall be at all times kept free of mechanic's and materialman's liens.

            (c) At least sixty (60) days prior to the anticipated commencement of such remodeling, construction, replacement or other improvement, TENANT shall submit to CITY detailed plans and specifications for the proposed change. TENANT shall not commence work until written approval of the plans and specifications is received from CITY, such consent not to be unreasonably withheld or delayed. Any variations in the exterior, landscaping, sound reducing or other structural portions of the buildings or other improvements located on the Amphitheater Site shall require the prior written consent of the CITY, such consent not to be unreasonably withheld or delayed.

            (d) TENANT shall comply with all applicable governmental laws, ordinances, statutes, regulations, and codes that are applicable to any construction work conducted pursuant to this Section 6.1.

Notwithstanding the foregoing, should CITY pass, enact or amend any ordinances, laws, orders, rules, regulations or requirements after the date hereof which would have the effect of requiring TENANT to erect, maintain, alter, remodel, reconstruct, rebuild, replace or remove buildings and other improvements on the Amphitheater Site or to correct or change the contour of the buildings and other improvements on the Amphitheater Site, then CITY shall be solely responsible for payment of all sums required to be expended for such construction work.

6.2   Tenant's Furniture, Fixtures & Improvements

      TENANT shall have the right at any time and from time to time during the term of this Agreement to install in or upon the Amphitheater, furniture, movable trade fixtures, and equipment and make repairs thereto and additions thereto. All such furniture, movable trade fixtures and equipment shall be and remain the property of TENANT during the term of this Agreement, and TENANT shall bear all cost, loss, and expense for any casualty or theft risk in connection with such furniture, movable trade fixtures, and equipment. Upon the termination or expiration of this Agreement, all such furniture, movable trade fixtures and equipment shall be removed by TENANT.

6.3   CITY's Right to Inspect Premises

      CITY shall have the right to inspect the Amphitheater at all reasonable times upon prior notice to TENANT, so long as such inspections do not limit or interfere with the presentation or preparation for presentation of any performance or show at the Amphitheater.

                           7.0 REPAIRS AND RESTORATION

7.1   Repair and Maintenance

      The obligation to cause the Amphitheater and all equipment and fixtures used in connection with the operation of the Amphitheater to be maintained and repaired shall be borne jointly by TENANT and CITY in accordance with the following provisions:

            (a) TENANT shall be responsible, at its sole cost and expense, to provide all normal and routine day-to-day maintenance and repair work.

            (b) CITY shall be responsible, at its sole cost and expense, to provide all major repairs and replacements.

      In the event there should be any doubt as to whether a particular item of maintenance or repair is the responsibility of TENANT or CITY, the parties shall be guided by generally accepted accounting principles such that TENANT shall be responsible for payment of all items and matters which would be deductible or expensed for accounting purposes in accordance with generally accepted accounting principles and CITY shall be responsible for payment of all matters which would be capitalized for accounting purposes in accordance with generally accepted accounting principles.

7.2   Advances for Capital Improvements

      If TENANT elects to extend the term of this Agreement for an additional twenty (20) Amphitheater Seasons pursuant to the right created in Section 2.2 of this Agreement, then, at all times after TENANT's exercise of such extension option, TENANT shall be obligated to make advances to CITY each time CITY is required to expend funds for capital improvements in accordance with the provisions of section 7.1(b) of this Agreement. Each advance extended by TENANT pursuant to the obligation contained in the immediately preceding sentence shall
(i) accrue interest at a fixed rate equal to the then average of CITY's cost of obtaining borrowed funds, compounded annually, (ii) be repayable from CITY to TENANT on the commencement of the first (1st) Amphitheater Season of the extended twenty (20) Amphitheater Season renewal term and (iii) be payable by TENANT offsetting against its $1,500,000.00 renewal fee obligation to CITY as set forth in Section 2.2 of this Agreement. If the aggregate amount due and owing pursuant to all such loans exceeds such $1,500,000.00 renewal fee payment, then TENANT shall be authorized to continue to thereafter recoup all such amounts outstanding, together with such continuing accrued interest thereon, from future rental payments due under Section 3.2 of this Agreement during the renewal term. Notwithstanding anything to the contrary contained herein, CITY is not pledging its full faith and credit or taxing authority to the obligation to repay the advances from TENANT to CITY hereunder, and TENANT's only recourse for repayment of any such advanced sums shall be to offset against rental payments otherwise payable hereunder from TENANT to CITY.

7.3   Drive Approaches

      The obligation to repair, maintain and upkeep the driveways and other vehicular approaches between the public right of ways and the various Parking Facilities shall be the joint responsibility of Owner and CITY in accordance with the following provisions:

            (a) TENANT shall be responsible, at its sole cost and expense, to provide the normal and routine maintenance of all driveways and drive approaches including, without limitation, filling all potholes thereon.

            (b) CITY shall be responsible, at its sole cost and expense, to resurface all driveways and drive approaches at the same time, and in the same manner, as CITY causes the adjacent public right of ways and streets to be resurfaced in accordance with its standard resurfacing procedures.

7.4   Maintenance and Repair of Parking Facilities

      The responsibility for upkeep, repair and maintenance of the Parking Facilities shall be divided between CITY and TENANT in accordance with the following provisions:

            (a) CITY shall be responsible, at its sole cost and expense, for all maintenance, repair and upkeep as may be necessary to maintain the Softball Parking Lot, the Additional Parking Facilities and the NCDOT Parking Lot in a good state of appearance and repair.

            (b) TENANT shall be responsible, at its sole cost and expense, for all maintenance, repair and upkeep as may be necessary to maintain the South Parking Lot in a good state of appearance and repair during each Amphitheater Season during the term of this Agreement. CITY shall be responsible, at its sole cost and expense, for all maintenance, repair and upkeep as may be necessary to maintain the South Parking Lot in a good state of appearance and repair at all times other than the Amphitheater Seasons.

7.5   Damage or Destruction

      In the event the Amphitheater is damaged or destroyed from any casualty, CITY shall to the extent of available insurance proceeds, repair the damage and restore the Amphitheater to the extent reasonable and practical under the circumstances then existing; provided, however, CITY shall not be required to so repair and restore the Amphitheater and shall be entitled to terminate this Agreement by written notice to TENANT in the event (a) the Amphitheater is damaged or destroyed from any casualty of a type then generally excluded from conventional property insurance and if, as a result, no insurance proceeds are available or (b) in the reasonable discretion of CITY there is an insufficient amount of insurance proceeds available to permit adequate reconstruction and repair of the Amphitheater and neither TENANT nor CITY agree to provide sufficient funds to cover the amount of the deficiency. Any funds advanced by TENANT to cover the deficiency referred to in clause (b) of the immediately preceding sentence shall be deemed to have been advanced by TENANT to CITY pursuant to the provisions of Section 7.2 hereof and shall be governed by the repayment provisions thereof.

      CITY shall be entitled to all of the insurance proceeds payable by reason of any such damage or destruction; provided, however, if CITY elects not to repair the damage and restore the Amphitheater as a result of there being an insufficient amount of insurance proceeds, then CITY shall be obligated to pay or cause to be paid to TENANT twenty-four percent (24%) of such insurance proceeds. If any Mortgagee has provided notice to CITY of its existence pursuant to the right created in the third grammatical paragraph of Section 10.2 hereof, then any amounts payable to TENANT pursuant to this Section 7.5 shall be paid to such Mortgagee.

      All rental payments due from TENANT to CITY required hereunder shall abate in full until completion of the repair and restoration. In case of a casualty to the Amphitheater resulting in damage or destruction, TENANT will immediately give written notice thereof to CITY.

7.6   Condemnation

      If all or substantially all of the Amphitheater and the Parking Facilities shall be taken in condemnation proceedings, this Agreement shall terminate as of the taking and the rental payments due hereunder from TENANT to CITY shall be paid to the date of such taking. For purposes of this section 7.7, "substantially all of the Amphitheater and the Parking Facilities" shall be deemed to have been taken if the untaken portion cannot be practically and economically used or converted for use by TENANT, in TENANT's sole opinion, for the purposes for which the Amphitheater and the Parking Facilities are being used immediately prior to such taking.

      Except as provided below, if only a part of the Amphitheater and the Parking Facilities are taken in condemnation proceedings, this Agreement shall remain in effect as to that part of the Amphitheater and Parking Facilities not taken; however, TENANT shall have the option by notice to CITY within a reasonable time after such taking to restore or repair the portion of the Amphitheater, if any, then on the Amphitheater Site to the extent TENANT determines to be reasonable and practical under the circumstances then obtaining. If TENANT elects to so repair or restore, TENANT shall be entitled to the recovery of all of the award made or damages granted to the extent necessary for such repair and restoration. In the event TENANT elects not to repair or restore, then this Agreement shall terminate as of the taking of the part of the Amphitheater or the Parking Facilities in question, and the rental payments due hereunder shall be abated during the unexpired portion of this Agreement, effective on the date of such taking. CITY and TENANT shall be entitled to each make claim for and receive such damages in accordance with the loss and damage suffered by each, taking into consideration all the relevant facts and circumstances.

      In any condemnation proceedings CITY and TENANT agree to cooperate in obtaining the highest award possible. Any compensation which may be awarded on account of the taking of all or a part of the Amphitheater or the Parking Facilities by condemnation proceedings shall be fairly allocated between the ownership interest of CITY and the rights, titles and interests of TENANT in and to the Amphitheater and the Parking Facilities under this Agreement with the loss and damage suffered by CITY and TENANT, taking into consideration all of the relevant facts and circumstances.

                              8.0 TITLE IMPEDIMENTS

8.1   Prohibitions

      TENANT shall not at any time suffer or permit any mechanic's liens or other liens to be filed against the fee of the Amphitheater nor against CITY's leasehold interest in the Amphitheater by reason of any work, labor, services, or materials supplied or claimed to have been supplied to TENANT or anyone holding the Amphitheater or any part thereof through or under TENANT. TENANT will not in any way cloud the title to the Amphitheater, or any part thereof, and will promptly pay and discharge any and all debts contracted by it in reference thereto for labor, material, or services, to the end that no liens shall attach to the Amphitheater.

      Likewise, CITY shall not at any time suffer or permit any mechanic's liens or other liens to be filed against the fee estate of the Amphitheater nor against CITY's leasehold interest in the Amphitheater by reason of any work, labor, services or materials supplied or claimed to have been supplied to CITY or anyone holding the Amphitheater or any part thereof through or under CITY. CITY will not in any way cloud the title to the Amphitheater, or any part thereof and will promptly pay and discharge any and all debts contracted by it in reference thereto for labor, material, or services, to the end that no liens shall attach to the Amphitheater.

      TENANT and CITY each hereby stipulate, acknowledge and agree that nothing contained in this Section 8.1 shall impose any obligation on either party hereto to remove or cure any Permitted Encumbrance affecting title to the Amphitheater or the Parking Facilities.

8.2   Removal of Liens

      If any mechanic's or materialman's lien or any other lien shall be recorded against the Amphitheater, or any part thereof, TENANT or CITY, as appropriate, shall, at such party's sole cost and expense, and within sixty (60) days after the filing thereof, cause the same to be removed. In the alternative, if TENANT or CITY, as appropriate, in good faith desires to contest the same, such party shall be entitled to do so but in such a case such party hereby agrees to indemnify and save the other party harmless from all liability of a judgment or foreclosure upon said mechanic's lien, and cause the same to be discharged and removed prior to the execution of such judgment.

                                  9.0 INSURANCE

9.1   Insurance Coverage

      During the initial and any renewal term of this Agreement, TENANT shall, at its sole cost and expense, carry and maintain for the mutual benefit of itself and the CITY, a policy of fire and extended coverage insurance insuring all improvements at any time located upon the Amphitheater Site and all additions, alterations and improvements to the same, against damage and destruction by all causes generally insured against in policies of fire and extended coverage insurance written on real property. The Amphitheater Site shall be insured for 100% of the replacement cost of all improvements located thereon. The TENANT's furniture, movable trade fixtures, and equipment shall also be insured for 100% of the replacement cost thereof. Such insurance shall be written with a company authorized to engage in the business of casualty insurance in the State of North Carolina and approved in writing by CITY, which approval will not be unreasonably withheld or delayed. Upon commencement of the term of this Agreement and thereafter not less than fourteen (14) calendar days prior to the expiration date of any policies required by this section, certificates of insurance satisfactory to CITY evidencing the payment of the premiums shall be delivered by TENANT to CITY.

9.2   Liability Insurance

      TENANT at all times during the term of this Agreement, shall procure and maintain in full force and effect, general public liability insurance, insuring TENANT against any and all claims, actions, causes of actions, costs and expenses for or on account of any loss of, injury to or destruction of any person or property, caused by or resulting from any act or omission occurring on or about the Amphitheater Site or growing out of TENANT's use and occupancy of the Amphitheater Site with limits, which limits may be increased upon the mutual agreement of TENANT and CITY, of at least $300,000.00 for one person and at least $5,000,000.00 (if available at a reasonable cost) for one accident for personal injury to or death of any person or persons and at least $100,000.00 property damages on an "occurrence basis". Such insurance shall be written with a company acceptable to CITY and authorized to engage in the business of general liability insurance in the State of North Carolina and shall name CITY and WAAC as additional insureds thereunder. Said insurance shall provide that it may not be canceled without CITY's being given fifteen (15) days notice prior to cancellation by the insurance company. TENANT shall provide CITY with current certificates of insurance and shall also provide CITY with paid receipts and other evidence satisfactory to CITY indicating payment of the premium for said insurance policy or policies at least fourteen
(14) days prior to the expiration of the policy or policies of insurance.

9.3   Notice of Cancellation

      Each insurance policy or certificate issued by the insurer shall contain an agreement by the insurer that such policy shall not be canceled without at least fifteen (15) days prior written notice to CITY and that any loss which shall be payable to or on behalf of CITY as provided herein shall be so payable notwithstanding any act or negligence of TENANT which might otherwise result in a forfeiture of all or a part of such insurance.

9.4   Indemnification

      TENANT covenants and agrees that it will indemnify, defend and hold CITY and WAAC forever harmless against and from any penalty or damage or charges imposed for any violation of any law or ordinance, whether occasioned by the act or neglect of TENANT or those holding under TENANT (other than CITY or WAAC). TENANT also covenants and agrees that it will indemnify, defend, and hold CITY and WAAC harmless against and from all claims, losses, costs, damages or expenses arising out of or from any accident or other occurrence occurring on or about the Amphitheater premises while TENANT is in control of the use and operation of the Amphitheater. TENANT also covenants and agrees that it will indemnify, defend, and hold CITY and WAAC harmless against and from any and all claims and against any and all losses, costs, damages or expenses arising out of any failure of TENANT in any respect to comply with and perform all the material requirements and material provisions of this Agreement.

      CITY covenants and agrees that it will indemnify, defend and hold TENANT forever harmless against and from any penalty or damage or charges imposed for any violation of any law or ordinance, whether occasioned by the act or neglect of CITY or those holding under CITY (other than TENANT). CITY also covenants and agrees that it will indemnify, defend, and hold TENANT harmless against and from all claims, losses, costs, damages or expenses arising out of or from any accident or other occurrence occurring on or about the Amphitheater premises while CITY is in control of the use and operation of the Amphitheater or any portion of the Property. CITY also covenants and agrees that it will indemnify, defend, and hold TENANT harmless against and from any and all claims and against any and all losses, costs, damages or expenses arising out of any failure of CITY in any respect to comply with and perform all the material requirements and material provisions of this Agreement.

                          10.0 ASSIGNMENT AND MORTGAGES

10.1  Right to Assign

      TENANT shall have the right to assign, convey or transfer TENANT's interest in this Agreement to any affiliate of TENANT without the prior consent of CITY, in which case such assignee shall in all respects be deemed to be the "TENANT" for all purposes hereof from and after such assignment.

10.2  Right to Mortgage and Mortgagee Protection.

      TENANT shall have the right, without the consent of CITY, at any time and from time to time during the term hereof, to mortgage, pledge or otherwise encumber or hypothecate, all or any part of or interest in TENANT's leasehold estate created hereby; provided, however, any exercise of any such right shall be made subject to all of the provisions hereof.

      As used in this Section 10.2, the term "Mortgage" shall mean any deed of trust, mortgage, security agreement, collateral assignment or other lien that TENANT may hereafter affix or impose against the leasehold estate created hereby and the term "Mortgagee" shall mean the owner of any indebtedness secured by any Mortgage.

      Should any Mortgagee desire to receive copies of any and all notices CITY may give to TENANT hereunder, any such Mortgagee may give CITY written notice thereof, which notice shall include Mortgagee's address for notice. Thereafter, CITY shall, concurrently with the giving of any notice to TENANT, give like notice or a copy thereof to any such Mortgagee. Any notice given to TENANT shall not be effective or considered given for purposes of this Agreement until it or a copy thereof is also given to each such Mortgagee who has requested CITY to give it copies of notices CITY gives to TENANT.

      Each Mortgagee shall have the right to perform any obligation of TENANT hereunder, including without limitation, the obligation of TENANT to pay rent hereunder, and CITY shall accept performance of any such obligation by any Mortgagee. Any performance by a Mortgagee of any obligation of TENANT hereunder shall have the same effect as and shall constitute performance of such obligation by TENANT.

      Notwithstanding anything to the contrary contained herein, any Mortgagee shall have the right, without the prior consent or authorization of CITY, to (a) conduct a foreclosure sale under its respective Mortgage and sell, transfer or assign the leasehold estate of TENANT under this Agreement to the purchaser at such foreclosure sale, (b) accept conveyance of TENANT's leasehold interest under this Agreement in lieu of foreclosure under its respective Mortgage or (c) assign, convey or transfer the leasehold estate created pursuant to this Agreement to a third party purchaser following acquisition of the leasehold estate created hereunder by such Mortgagee pursuant to the rights created in the foregoing clauses (a) or (b), so long as the third party purchaser is an experienced operator of permanent outdoor entertainment facilities substantially similar to the Amphitheater, in which event such Mortgagee shall be released from all its obligations hereunder if the third party purchaser expressly assumes all obligations of the TENANT hereunder.

10.3  Acquisition of Tenant's Interest in the Leasehold Estate; New Agreement.

      Upon the acquisition of any ownership interest in and to the leasehold estate in the Amphitheater created by this Agreement by a Mortgagee or any other person or entity (any such Mortgagee or other person or entity who acquires such interest herein being called a "New Tenant", it being understood that a New Tenant is also a TENANT for all purposes hereunder), regardless of how such acquisition occurs, whether through foreclosure of liens created by a Mortgage or assignment of such interest in such leasehold estate in lieu of foreclosure, or otherwise, such New Tenant shall succeed to the rights of TENANT with respect to such interest in such leasehold estate of the Amphitheater acquired by it, with the same force and effect as if this Agreement had, with respect to such interest in such leasehold estate, been originally entered into between CITY, as landlord, and such Mortgagee or such person or entity, as TENANT, and this Agreement shall remain in full force and effect. Notwithstanding the foregoing, the acquisition of any such ownership interest in and to the leasehold estate in the Amphitheater created by this Agreement by New TENANT shall not be effective unless and until: (i) all rent payments hereunder then owing by TENANT have been paid and (ii) CITY has been delivered a fully executed and acknowledged counterpart of the instrument evidencing such acquisition which contains an express assumption by New Tenant of this Agreement and of all the obligations hereunder on the part of TENANT to be kept, observed or performed after the effective date of such acquisition and which sets forth the mailing address of the New Tenant for purposes of this Agreement. If, within thirty (30) days after New Tenant acquires TENANT's interest in this Agreement, New Tenant requests, by giving written notice to CITY, that CITY enter into a new lease with New Tenant, then CITY, within thirty (30) days after such notice is given, shall execute a new lease with New Tenant for the unexpired balance of the term of this Agreement and on the same terms and conditions set forth in this Agreement; provided, however, CITY shall not have any obligation to execute such new lease with New Tenant unless and until such New Tenant satisfies each of the following conditions:

            (a) any uncured event of default is cured;

            (b) New Tenant delivers evidence reasonably satisfactory to CITY that such person or entity claiming to be a New Tenant is, in fact, a New Tenant and is entitled to obtain a new Agreement from CITY pursuant to the provisions of this Section 10.3; and

            (c) New Tenant (i) represents and warrants to CITY that it is entitled to obtain a new lease from CITY pursuant to the provisions of this Section 10.3 and (ii) agrees to indemnify and hold CITY harmless from any claim, loss, cost, damage or expense (including court costs and reasonable attorney's fees) arising out of any failure of such person or entity actually being a New Tenant hereunder or any failure of such New Tenant actually being entitled to obtain a new lease from CITY.

New Tenant shall reimburse CITY for all out-of-pocket expenses incurred by CITY (including reasonable attorney's fees) in entering into a new lease with New Tenant pursuant to the provisions of this Section 10.3.

10.4. Mortgagee's Right to a New Lease.

      Upon termination of TENANT's right to possession of the Amphitheater or upon termination of this Agreement pursuant to an exercise of CITY's remedies following the occurrence of an event of default or upon termination of this Agreement for any other reason, any Mortgagee who was holding a Mortgage immediately prior to any such termination shall have the right to receive from CITY a new lease of the Amphitheater for the unexpired balance of the term of this Agreement (assuming for purposes of this Section 10.4 that this Agreement has not been terminated and TENANT's right to possession has not been terminated) on the same terms and conditions set forth in this Agreement by giving CITY written notice ("New Agreement Notice") thereof within thirty (30) days after the date of any such termination; provided, however, CITY shall not have any obligation to execute such new lease with Mortgagee unless such Mortgagee satisfies each of the following conditions within thirty (30) days after Mortgagee gives CITY the New Agreement Notice:

            (a) Any uncured event of default which can be cured by the payment of money is cured. All income collected or received by or for the account of CITY from the Amphitheater subsequent to the date of termination of this Agreement or termination of TENANT's right to possession of the Amphitheater, less all reasonable expenses incurred by CITY in managing and operating the Amphitheater, shall be applied against rent which would at the time of the execution and delivery of such new lease be due under this Agreement but for such termination of this Agreement or termination of TENANT's right to possession of the Amphitheater.

            (b) Such Mortgagee delivers evidence reasonably satisfactory to CITY that such person or entity claiming to be a Mortgagee is, in fact, a Mortgagee and is entitled to obtain a new lease of the Amphitheater from CITY pursuant to the provisions of this Section 10.4.

            (c) Such Mortgagee (i) represents and warrants to CITY that it is a Mortgagee and is entitled to obtain a new lease of the Amphitheater from CITY pursuant to the provisions of this section 10.4 and (ii) agrees to indemnify and hold CITY harmless from any claim, loss, cost, damage or expense (including court costs and reasonable attorney's fees) arising out of any failure of such person or entity actually being a Mortgagee hereunder or any failure of such Mortgagee actually being entitled to obtain a new lease of the Amphitheater from CITY.

CITY shall enter into such new lease of the Amphitheater with such Mortgagee within sixty (60) days after Mortgagee gives CITY the New Agreement Notice. If CITY enters into such new lease with such Mortgagee as a result of TENANT's right to possession of the Amphitheater being terminated, then upon the execution and delivery of such new lease, this Agreement shall terminate and be of no further force and effect. If more than one Mortgagee makes written request upon CITY in accordance with the provisions of this Section 10.4, such new lease shall be delivered pursuant to the request of the Mortgagee whose Mortgage is prior in lien. The Mortgagee who obtains the new lease shall reimburse CITY for all out-of-pocket expenses incurred by CITY (including reasonable attorney's fees) in performing its obligations under this Section 10.4. Any new lease of the Amphitheater created pursuant to the rights contained in this Section 10.4 shall be of equal priority to this Agreement and shall in all events be prior and superior to any lease, lien or other encumbrance created after the date hereof. Upon acquisition of a new lease pursuant to the provisions of this
Section 10.4, the Mortgagee so acquiring such new lease shall have a one-time right to assign, convey or transfer the leasehold estate under such new lease to an experienced operator of permanent outdoor entertainment facilities substantially similar to the Amphitheater without the prior consent of CITY and such Mortgagee shall be released from its obligations under such new lease if the permitted assignee expressly assumes all obligations of the "Tenant" under such new lease.

      Upon written notice from TENANT, and as to any Mortgagee named in such notice, CITY and TENANT covenant and agree (for the benefit of any and all Mortgagees so named) that this Agreement will not be modified, altered or amended in any way, nor will CITY accept a voluntary surrender of the Amphitheater or this Agreement without the prior written consent of any such Mortgagees.

                                  11.0 DEFAULT

11.1  Events of Default by Tenant

      Each of the following events shall constitute a default by TENANT:

            (i) If TENANT shall fail to pay any installment of rent due to CITY from TENANT pursuant to this Agreement. Such failure to make a payment shall not constitute default until it has continued for at least ten (10) days past the due date of the payment.

            (ii) If TENANT shall fail to provide any policy or certificate of insurance required herein, or if TENANT shall fail to pay any premium, installment or other charge due with respect to any such policy of insurance, or if TENANT shall fail to pay any installment of any tax or assessment required hereunder or if TENANT shall fail to provide any bond required herein.

            (iii) The failure by TENANT to comply with any of the requirements of section 5 of this Agreement (except for the requirements of Section 5.5) including the restrictions on the use of the Amphitheater.

            (iv) If TENANT shall fail to remove any lien filed against the Amphitheater, as required by this Agreement.

            (v) If TENANT shall assign its interest in this Agreement without the consent of the CITY, unless such assignment is specifically permitted pursuant to the provisions of Sections 10.1, 10.2 or 10.4 of this Agreement.

            (vi) Failure to (x) provide the annual reconciliation of financial information required herein, (y) provide the Opinion as to Accuracy and Sufficiency with respect to such annual reconciliation as required herein or (z) maintain the books and records required herein.

            (vii) The failure or refusal of TENANT to perform or comply with any other term, condition or covenant contained in this Agreement. The numeration and description of specific acts of default shall not be construed so as to limit the generality of this subsection.

11.2  Time to Cure Default

      In the event TENANT suffers or commits any act of default as defined above, CITY shall give written notice thereof to TENANT.

      TENANT shall have thirty (30) days from the date such notice is sent or hand-delivered to cure the default described in the notice.

      Notwithstanding the foregoing, if the default of TENANT consists of the failure of TENANT to pay any installment of rent due to the CITY or the failure of TENANT to obtain any policy of insurance required pursuant to this Agreement or the failure to pay any insurance premium on or before its due date, the cure period shall be ten (10) days, rather than thirty (30) days, from notice. Provided further, that, if the default described in CITY's notice to TENANT shall occur other than in the payment of money, and such default cannot with due diligence be cured within a 30-day period and, TENANT, prior to the expiration of such 30-day cure period, commences to eliminate the cause of such default, and diligently pursues same to its reasonable completion, but in no event longer than 180 days, then such action shall constitute cure of such default.

11.3  Remedies Upon Default

      If, at the expiration of the above-stated period for cure, TENANT has failed or refused to cure such default, CITY may declare this Agreement terminated and the TENANT shall surrender the Amphitheater and its improvements to CITY.

      No action or inaction by CITY shall constitute an implied waiver of default.

11.4  Default by City.

      In the event (i) CITY should fail or refuse to perform or comply with any term, condition or covenant contained in this Agreement which is imposed upon CITY and such failure or refusal continues uncured or unremedied for a period of thirty (30) days after notice thereof is provided from TENANT to CITY (provided, however, if the default described in TENANT's notice to CITY cannot with due diligence be cured within a thirty (30) day period and, CITY, prior to the expiration of such thirty (30) day cure period, commences to eliminate the cause of such default, and diligently pursues same to its reasonable completion, but in no event longer than 180 days, then such action shall constitute cure of such default), (ii) CITY should enact, pass or otherwise implement any law, rule, ordinance, statute or regulation which relates specifically and only to the Amphitheater and which has the effect of substantially and materially adversely affecting the ability of TENANT to conduct the business contemplated by this Agreement or (iii) TENANT's ability to conduct the business contemplated by this Agreement in the Amphitheater is substantially and materially adversely affected as a result of any false or untrue representation or warranty made by CITY in this Agreement, then, in any such event, CITY shall be deemed to be in default under the terms of this Agreement. Upon the occurrence of a default by CITY under the terms of this Agreement, TENANT shall have the right to pursue all rights, remedies and recourses which may be available to it at law or in equity.

                         12.0 SURRENDER OF AMPHITHEATER

12.1  Peaceful Surrender

      TENANT hereby acknowledges the CITY'S leasehold interest in the Amphitheater and the TENANT also recognizes and acknowledges that upon termination of this Agreement, title to all real property and fixtures on the Amphitheater Site shall immediately vest in the CITY without the necessity of any action by CITY or any deed or other relinquishment of title by TENANT.

      Upon the expiration of the term of this Agreement or sooner termination of this Agreement in accordance with the provisions hereof, TENANT will quietly and peacefully surrender to CITY the Amphitheater and all real property improvements and fixtures thereon.

                 13.0 RIGHT TO PERFORM OTHER PARTIES' COVENANTS

13.1  Right to Perform Covenants

      Each of the parties hereto shall have the right at any time, after thirty
(30) days notice to the other party hereto (or without notice in case of an emergency or in case any fine, penalty, interest or cost may otherwise be imposed or in the case of the lapse of any insurance coverage required by this Agreement), to make any payment or perform any act required by such other party by any provision of this Agreement, and in exercising such right, to incur necessary and incidental costs and expenses. Nothing herein shall imply any obligation on the part of either party hereto to make any payment or perform any act required of the other party hereto and the exercise of the right to do so shall not constitute a release of any obligation or a waiver of any default.

13.2  Reimbursement

      All payments made and all costs and expenses incurred in connection with any exercise of the right referred to in Section 13.1 shall be reimbursed by the responsible party within ten (10) days after request for such payment.

                             14.0 PARKING FACILITIES

14.1  Existing Parking Facilities

      CITY hereby represents and warrants that it is the owner of or otherwise has exclusive right to possession and control of the South Parking Lot, the Softball Parking Lot and the Additional Parking Facilities. CITY hereby acknowledges that in order for the NCDOT Parking Lot to be effectively used in conjunction with the operation of the Amphitheater, TENANT must have the right to exclude entry into the NCDOT Parking Lot at all times following 5:00 p.m. on each day of any Amphitheater performance. CITY hereby agrees that, to the extent that the NCDOT Parking Lot is needed to provide sufficient parking for the Amphitheater, it will use its best efforts to obtain the cooperation of the owner of the NCDOT Parking Lot to permit TENANT the right to control the use of the NCDOT Parking Lot after 5:00 p.m. every day.

14.2  Use of Parking Facilities; Access Easements

      TENANT shall have the exclusive right to possess, control and use the Parking Facilities (which shall include the right to charge and collect parking fees from Amphitheater patrons) at all times during which any performance or show is being presented at the Amphitheater by TENANT pursuant to the terms of this Agreement. Notwithstanding the provisions contained in the immediately preceding sentence, CITY shall have the right (i) to use up to 600 spaces in the Softball Parking Lot to accommodate the use of the softball fields adjacent thereto at all times and (ii) to use all of the Parking Facilities at times during which the Amphitheater is not in use by TENANT in a manner which does not cause an unreasonable wear and tear on the Parking Facilities. TENANT shall be responsible, at its sole cost and expense, to provide all necessary traffic control, security and cleanup on the Parking Facilities with respect to its use of the Parking Facilities in conjunction with the use, operation and control of the Amphitheater, with the exception that TENANT shall not be responsible for cleanup or security on the 600 spaces in the Softball Parking Lot used by CITY for patrons of the softball facilities. CITY shall be responsible, at its sole cost and expense, to provide all traffic control, security and cleanup on the Parking Facilities in conjunction with any use of the Parking Facilities by CITY including, without limitation, use of the 600 spaces in the Softball Parking Lot, with the exception that CITY shall not be responsible for traffic control to the 600 spaces in the Softball Parking Lot on the nights that a performance or show is being presented at the Amphitheater.

      CITY does hereby grant and convey to TENANT throughout the entirety of the term of this Lease an easement on, over and across the Property as may be required or necessary to permit sufficient vehicular and pedestrian ingress and egress to, from and among the Amphitheater Site, the Softball Parking Lot, the NCDOT Parking Lot and the public rights of way which abut the Property and the Amphitheater Site.

14.3  Number of Parking Spaces

      CITY hereby acknowledges and agrees that it shall be responsible for providing a sufficient number of parking spaces within reasonable walking distance from the Amphitheater. If the number of parking spaces available for use in the Parking Facility should ever be less than the number which may be required by any applicable rule, law, ordinance or regulation, then CITY shall be obligated, and hereby does covenant, to acquire additional land located within a reasonable walking distance from Amphitheater for purposes of constructing additional Parking Facilities thereon.

                 15.0 REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1  Representations, Warranties and Covenants of City

      CITY hereby unconditionally warrants, represents and covenants to TENANT as follows:

            (a) The execution, delivery and performance by CITY of this Agreement (i) is within CITY's powers and has been duly authorized in accordance with CITY's charter, other documents or instruments governing or controlling the existence and operation of CITY and all laws, rules, regulations and statutes which affect or relate to the governance, existence or operation of CITY, (ii) has received all requisite prior governmental approval in order to be legally binding and enforceable in accordance with its terms; and (iii) will not violate, be in conflict with, result in a breach of or constitute a default under, any legal requirement or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any CITY's property or assets.

            (b) To the best of CITY's knowledge, all information, reports, papers and data given to TENANT with respect to CITY or the Property are accurate, complete and correct in all material respects and do not omit any fact, the inclusion of which is necessary to prevent the facts contained therein from being materially misleading.

            (c) CITY is currently the owner of fee simple title to the Property and the Amphitheater Site subject to no liens, claims, leasehold estates or any other encumbrances. CITY has previously delivered to TENANT a true and correct copy of CITY's Owners Policy of Title Insurance insuring its fee simple title in and to the Property and the Amphitheater Site. CITY shall not (x) sell, transfer or assign its right, title and interest in and to the Property or the Amphitheater Site in a manner which would be in violation of or otherwise in derogation of the exclusive rights created in favor of TENANT hereunder or (y) enter into the Ground Lease with WAAC except and unless each of the following documents and instruments are executed and delivered simultaneously therewith:

                  (i) the Lease Purchase Agreement;

                  (ii) the Mutual Recognition Agreement more fully described in
            Section 16.1(c)(i) of this Agreement; and

                  (iii) the Mutual Recognition Agreement more fully described in
            Section 16.1(c)(ii) of this Agreement.

            (d) CITY hereby represents and warrants to TENANT that it will own, as of the commencement of the term of this Agreement, a valid and enforceable leasehold estate in and to the Amphitheater pursuant to the terms of the Lease Purchase Agreement subject to no liens, claims or other leasehold estates.

            (e) CITY hereby covenants and agrees to take all actions as may be necessary to fulfill the obligations of WAAC under the Development Agreement.

            (f) CITY hereby specifically agrees and acknowledges that all of the rights and privileges created under this Agreement in favor of TENANT shall be fully and completely recognized by CITY and enforceable against CITY regardless of whether CITY's possessory interest in and to the Amphitheater is claimed pursuant to its interest under the Lease Purchase Agreement, its fee simple estate in the Amphitheater Site or otherwise.

            (g) CITY agrees and covenants with TENANT that it will cooperate in expediting and obtaining all necessary zoning classification changes or variances, special use permits, amendments to ordinances, alcoholic beverage permits, building permits, certificates of occupancy and other licenses and permits relating to the construction and operation of the Amphitheater; provided, however, nothing herein constitutes a waiver by CITY of its governmental powers or authority or a guaranty by CITY that such matters can be accomplished to TENANT's satisfaction.

            (h) CITY hereby represents and warrants that use and operation of the Amphitheater is exempt from the provisions of CITY's Noise Ordinance codified as Part 12, Chapter 5 of the Raleigh City Code.

            (i) Upon commencement of the term of this Agreement in accordance with the provisions hereof, CITY hereby warrants and represents to TENANT the quiet enjoyment and peaceful possession of the Amphitheater and the Parking Facilities in accordance with the terms, conditions and provisions contained in this Agreement.

15.2  Representations, Warranties and Covenants of Tenant

      TENANT hereby unconditionally warrants, represents and covenants to CITY as follows:

            (a) TENANT (i) is a New York general partnership, duly organized and validly existing under the laws of the State of New York and (ii) has all requisite power and governmental certificates of authority, licenses, permits, qualifications and documentation to own, lease and operate its properties as now being conducted.

            (b) The execution, delivery and performance by TENANT of this Agreement (i) are within TENANT's powers and have been duly authorized by TENANT's general partners, (ii) have received all (if any) requisite prior governmental approval in order to be legally binding and enforceable in accordance with its terms against TENANT and (iii) will not violate, be in conflict with, result in a breach of or constitute a default under, any legal requirement or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of TENANT's assets.

            (c) To the best of TENANT's knowledge, all information, reports, papers and data given to CITY with respect to TENANT are accurate, complete and correct in all material respects and do not omit any fact, the inclusion of which is necessary to prevent the facts contained therein from being materially misleading.

            (d) TENANT hereby covenants and agrees with CITY that it will take all actions as may be necessary to fulfill TENANT's obligations to WAAC under the Development Agreement.

            (e) TENANT hereby agrees and covenants to recognize the rights and privileges of CITY under this Agreement regardless of whether CITY's possessory rights in and to the Amphitheater Site are claimed under the Lease Purchase Agreement or under its fee simple interest in the Amphitheater Site.

                                 16.0 CONDITIONS

16.1  Condition to Tenant's Obligations

      The obligations, liabilities and requirements imposed upon TENANT pursuant to the terms of this Agreement are conditioned upon the following conditions precedent having been first fully and finally fulfilled:

            (a) CITY shall have provided satisfactory evidence to TENANT that this Agreement has been duly executed, authorized and delivered and is enforceable against CITY in accordance with its terms, and, if requested by TENANT, CITY shall have caused a legal opinion to be delivered to TENANT from its City Attorney acceptable to TENANT in which the City Attorney opines that this Agreement has been duly executed, authorized and delivered by CITY and is enforceable against CITY in accordance with its terms.

            (b) The Amphitheater shall have been constructed in accordance with its plans and specifications and otherwise in the manner contemplated by the Development Agreement and a Certificate of Occupancy shall have been issued with respect to the Amphitheater.

            (c) CITY shall not execute or deliver the Ground Lease or the Lease Purchase Agreement, unless the following shall have first occurred:

                  (i) A Mutual Recognition Agreement as originally executed and acknowledged by an authorized officer of WAAC has been delivered to TENANT pursuant to which, among other things, WAAC (x) agrees to recognize the rights of TENANT under this Agreement and to be bound by all of the terms, conditions, provisions and agreements contained in this Agreement should WAAC acquire a possessory interest in and to the Amphitheater for any reason during the term of this Agreement and (y) warrants and represents to TENANT that it owns a valid leasehold estate in and to the Property and Amphitheater burdened only by the liens created by the Deed of Trust and the subleasehold estate created pursuant to the Ground Lease.

                  (ii) A Mutual Recognition Agreement fully executed and
            acknowledged by an authorized officer of Trustee has been delivered to TENANT pursuant to which, among other things, Trustee (x) agrees to recognize the rights of TENANT under this Agreement and to be bound by all of the terms, conditions, provisions and agreements contained in this Agreement should Trustee acquire a possessory interest in and to the Amphitheater for any reason during the term of this Agreement and (y) warrants and represents to TENANT that it owns a valid and first lien on WAAC's leasehold estate in and to the Amphitheater.

                  (iii) A Memorandum of Lease Agreement as originally executed and acknowledged by an authorized officer of CITY as contemplated by the provisions of Section 17.11 of this Agreement.

                  (iv) A title insurer reasonably acceptable to TENANT which is authorized to issue title policies in the State of North Carolina shall have issued to TENANT a policy of title insurance insuring TENANT as the owner of a valid leasehold estate created pursuant to this Agreement subject to no liens, encumbrances, or prior leasehold estates which are not acceptable to TENANT and in a coverage amount deemed acceptable by TENANT.

            (d) All the representations and warranties made by CITY pursuant to the terms of this Agreement shall be true and correct in all material respects as of the commencement date of the term of this Agreement and all of the covenants and agreements contained in this Agreement which are required to be fulfilled as of the commencement date of the term of this Agreement shall have been fulfilled in all material respects.

16.2  Condition of City's Obligations

      The obligations, liabilities and requirements imposed upon CITY pursuant to the terms of this Agreement are conditioned upon the following conditions precedent having been first fully and finally fulfilled:

            (a) TENANT shall have provided satisfactory evidence to CITY that this Agreement has been duly executed and delivered and is enforceable against TENANT in accordance with its terms, and, if requested by CITY, TENANT shall have caused a legal opinion to be delivered to CITY from outside legal counsel acceptable to CITY in which such legal counsel opines that this Agreement has been duly executed and delivered by TENANT and is enforceable against TENANT in accordance with its terms.

            (b) All of the representations and warranties made by TENANT pursuant to the terms of this Agreement shall be true and correct in all material respects as of the commencement date of the term of this Agreement and all of the covenants and agreements contained in this Agreement which are required to be fulfilled as of the commencement date of the term of this Agreement shall have been fulfilled in all material respects.

                             17.0 GENERAL PROVISIONS

17.1  No Waiver of Breach

      No failure by either CITY or TENANT to insist upon the strict performance by the other of any covenant agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, condition, agreement, and term of this Agreement shall continue in full force and effect with respect to any other than existing or subsequent breach.

17.2  Nondiscrimination

      In consideration of the execution of this Agreement, the parties hereto for themselves, their agents, officials, employees and servants agree not to discriminate in any manner on the basis of race, color, creed, national origin, sex, age, handicap, or sexual orientation with reference to the subject matter of this Agreement, no matter how remote. The parties further agree in all respects to conform with the provisions and intent of City of Raleigh Ordinance 1969-889, as amended. This provision is hereby incorporated into this Agreement for the benefit of the City of Raleigh and its residents, and may be enforced by an action for specific performance, injunctive relief, or other remedy as by law provided. The parties also hereby agree to conform with the anti-apartheid restrictions and regulations as enacted by the Raleigh City Council.

17.3  Unavoidable Delay

      If either party shall be delayed or prevented from the performance of any act required by this Agreement by reason of Acts of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental laws or regulations or other cause, without fault and beyond the reasonable control of the party obligated, performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, nothing in this section shall excuse TENANT from the prompt payment of any rentals to CITY required of TENANT.

17.4 Binding Effect

      Each and all of the covenants, conditions and restrictions in this Agreement shall inure to the benefit of and shall be binding upon the successors in interest of CITY, and assignees, transferees, licensees, and other successors in interest of TENANT.

17.5  Entire Agreement

      This Agreement contains the entire understanding of the parties with respect to the matters covered by this Agreement and no other agreement, statement, or promise made by any party or to any employee, officer, or agent of any party which is not contained in this Agreement shall be binding or valid. This Agreement may be modified only by writing signed by both CITY and TENANT.

      The CITY and TENANT hereby agree to meet each calendar year after the conclusion of the Amphitheater season and prior to December 31 of each year, to discuss the operation of the Amphitheater and any problems, and will reduce any agreement to writing as an addendum to this Agreement; provided, however, the provisions of this paragraph shall in no way imply that either party hereto is under any compulsion to enter into any amendment to this Agreement unless it freely, willingly and voluntarily enters into such amendment.

17.6  Partial Invalidity

      If any term, condition or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement, or the application of such provisions to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

17.7  Gender

      In this Agreement, the masculine gender includes the feminine and masculine, and the singular number includes plural, and the word "person" includes corporation, partnership, firm or association wherever the context so requires.

17.8  Captions

      Captions of the sections of this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation or meaning of the provisions of this Agreement.

17.9  Notices

            (a) All payments, sums, notices, demands or requests from one party to another may be personally delivered or sent by mail, certified or registered, return receipt requested, postage prepaid to the addresses below, and shall be deemed to have been given at the time of personal delivery or at the time of receipt.

            (b) All notices, demands or requests from TENANT to CITY shall be given to CITY at:

                         City of Raleigh
                         c/o City Manager
                         P.O. Box 590
                         222 West Hargett St.
                         Raleigh, N.C. 27602

          (c) All notices, demands or requests from CITY to TENANT shall be given to TENANT at:

                         c/o PACE Entertainment Group, Inc.
                         515 Post Oak Blvd., Suite 300
                         Houston, Texas 77027
                         Attention: Mr. Brian E. Becker

                                   and

                         c/o Sony Music Entertainment Inc.
                         If by mail: P.O. Box 4450
                                     New York, New York 10101-4450

                         If by courier or personal delivery:

                                     666 Fifth Avenue
                                     Sony Music Entertainment Mail Room
                                     New York, New York 10103

                         Attention:  Senior Vice President,
                                     Business Affairs and
                                     Administration

      with a copy to:    Sony Music Entertainment Inc.
                         Law Department
                         Attn: Senior Vice President and
                               General Counsel

17.10 Relevant Law

      This Agreement shall be governed by North Carolina law. All actions relating to this Agreement shall be instituted and litigated in state or federal courts sitting in North Carolina.

17.11 Memorandum of Lease Agreement

      Concurrently with the execution of this Agreement, at the election of TENANT or at such later time as TENANT may request, CITY shall execute and deliver to TENANT, for recording in the real property records of Wake County, North Carolina, a Memorandum of this Agreement in such form and containing such provisions (not inconsistent with this Agreement) as TENANT may specify. Such memorandum shall include a legal description intended to describe the Amphitheater Site. If such memorandum is recorded pursuant to the foregoing provisions, and if for any reason TENANT's rights and obligations under this Agreement are terminated, then TENANT shall execute such documents (including recordable documents) as may be reasonably provided CITY for purposes of establishing that this Agreement is no longer of any force or effect.

      IN WITNESS WHEREOF, this Agreement has been executed in quadruplicate on behalf of CITY and TENANT as of the date set forth next to their respective signatures.

DATE: 1-14-91                          CITY OF RALEIGH

ATTEST:                                By: /s/ [ILLEGIBLE]
                                           -------------------------------------
                                           City Manager

/s/ Gail G. Smith
-------------------------
City Clerk & Treasurer

Approved as to Form

/s/ [ILLEGIBLE]
-------------------------
City Attorney
(SEAL)


DATE: 1-14-91                          SONY MUSIC/PACE PARTNERSHIP, a
                                       New York general partnership

ATTEST:                                By: PACE Concerts, Inc., a
                                           Texas corporation and its
/s/ Jeffry B. Lewis                        general partner
-------------------------
     ASST. SEC.                            By: /s/ Rodney L. Eckerman
     Jeffry B. Lewis                           ---------------------------------
                                               Name:  Rodney L. Eckerman
                                               Title: Vice President

                                   EXHIBIT A-1

      BEGINNING at a point, a new iron pin lying along the eastern right-of-way line of Sunnybrook Road and at its point of intersection with the north bank of Walnut Creek according to a reference line, thence N 4(degrees) 15' 51" W 511.40 feet to a point; thence along a curve in a clockwise direction, said curve having an arc length of 373.35 feet, a radius of 4000.40 feet, chord bearing N 1(degrees) 35' 26" W, chord distance of 373.21 feet to a point; thence N 1(degrees) 18' 18" E 170.86 feet to a point; thence departing from the eastern right-of-way line of Sunnybrook Road N 89(degrees) 15' 24" E 304.82 feet to a point; thence S 15(degrees) 00' 00" W 200.00 feet to a point; thence along a curve in a counterclockwise direction having an arc of 1134.46 feet, radius of
500.00 feet, chord bearing S 50(degrees) 00' 00" E a chord distance of 906.31 feet to a point; thence N 65(degrees) 00' 00" E 203.89 feet to a point; thence S 19(degrees) 28' 31" E 270.75 feet to a point situated on the west bank of Pace's branch; thence along the west bank of Pace's branch the following courses and distances of a reference line: S 8(degrees) 03' 00" E 155.34 feet to a point; thence S 46(degrees) 38' 32" E 138.78 feet to a point; thence S 29(degrees) 24' 37" W 128.24 feet to a point; thence S 26(degrees) 01' 14" E 57.12 feet to a point; thence S 2(degrees) 47' 31" W 75.75 feet to a point, the intersection of the west bank of Pace's branch and the north bank of Walnut Creek, according to reference lines; thence along the north bank of Walnut Creek the following courses and distances of a reference line: N 84(degrees) 41' 45" W 114.51 feet to a point; thence S 81(degrees) 32' 30" W 88.76 feet to a point; thence S 25(degrees) 04' 57" E 142.06 feet to a point; thence S 40(degrees) 59' 48" W
85.84 feet to a point; thence S 58(degrees) 42' 14" W 238.37 feet to a point; thence S 89(degrees) 19' 23" W 118.59 feet to a point; thence N 28(degrees) 25' 58" W 170.64 feet to a point; thence N 35(degrees) 42' 13" W 126.29 feet to a point; thence N 57(degrees) 39' 28" W 262.50 feet to a point; thence N 50(degrees) 02' 31" W 283.66 feet to a point; thence N 38(degrees) 15' 20" W
121.46 feet to a point; thence N 69(degrees) 54' 35" W 73.87 feet to the point and place of BEGINNING, containing 24.3836 acres according to a survey of the north portion of Walnut Creek Park dated 13 December 1989, prepared by Murphy Yelle Associates, Registered Land Surveyors.

                                   EXHIBIT A-2

      A certain tract or parcel of realty lying and being in the City of Raleigh, Wake County, North Carolina, more fully described by metes and bounds as follows, viz:

      BEGINNING at an iron pipe found in the eastern right of way line of the Cliff Benson Beltline at the south bank of Walnut Creek, said pipe being the northernmost corner of the lands of the City of Raleigh Walnut Creek Park (south property); thence with the meanders of Walnut Creek, defined herein as a traverse line along the southern and western bank:
S 23 deg 07' 04" E, a distance of 159.69 feet to a point on the bank of the creek;
S l7 deg 09' 17" E, a distance of 152.70 feet to a point on the bank of the creek;
S 06 deg 04' 12" W, a distance of 126.04 feet to a point on the bank of the creek;
S 35 deg 38' 50" E, a distance of 126.39 feet to a point on the bank of the creek;
thence departing the creek and the following eight (8) new lines through said lands of the City of Raleigh:
1) S 58 deg 42' 51" W, a distance of 429.82 feet to a new corner;
2) S 01 deg 03' 14" W, a distance of 390.68 feet to a new corner;
3) S 55 deg l4' 52" W, a distance of 340.32 feet to a new corner;
4) S 00 deg 50' 42" W, a distance of 148.63 feet to a new corner;
5) N 89 deg 39' 17" E, a distance of 483.24 feet to a new corner;
6) S 56 deg 22' 45" E, a distance of 1077.23 feet to a new corner;
7) S l4 deg 2l' 54" E, a distance of 540.11 feet to a new corner;
8) S 00 deg 03' 36" E, a distance of 740.45 feet to a new corner;
thence with the line of Green Valley Subdivision S 89 deg 56' 24" W, a distance of 200.41 feet to an existing iron pipe;
thence with the line of Green Valley Subdivision S 89 deg 43' 39" W, a distance of 85.83 feet to an existing iron pipe;
thence with the line of Green Valley Subdivision S 89 deg 57' 25" W, a distance of 214.69 feet to an existing iron pipe, the northwest corner of Green Valley Subdivision and the northeast corner of Garden Acres Subdivision;
thence with the line of Garden Acres N 89 deg 44' 19" W, a distance of 841.02 feet to an existing iron pipe, the southeast corner of lands of Allen and Debra Shindledecker;
thence with the line of Shindledecker; N 11 deg 15' 48" E, a distance of 209.52 feet to an existing iron pipe;
thence with the line of Shindledecker; N 89 deg 44' 07" W, a distance of 143.88 feet to an existing iron pipe in the eastern right of way line of Holloway Road (50' R/W)
thence with Holloway Road along the arc of a counter-clockwise circular curve, the delta angle being 07 deg 10' 02", the radius length being 262.48 feet for an arc distance of 32.83 feet, said curve defined by chord bearing S 14 deg 50' 49" W, and chord distance of 32.81 feet to an existing iron pipe;
thence with the line of Holloway Road S 11 deg l5' 48" W, a distance of 177.17 feet to an existing iron pipe, Shindledecker's southwestern corner;
thence crossing Holloway Road N 89 deg 37' 48" W, a distance of 56.63 feet to an existing iron pipe;
thence with the line of Charles R. Brooks and with Lorraine R. Williams N 89 deg 53' 38" W, a distance of 168.47 feet to an existing iron pipe;
thence continuing with the line of Brooks and Williams N 89 deg 52' 45" W, a distance of 879.06 feet to an existing Iron pipe, Williams' northwest corner; thence with the line of Williams S 15 deg 59' 31" W, a distance of 628.49 feet to an existing iron pipe on the northern right of way line of Rock Quarry Road (60' R/W);
thence with the line of Rock Quary Road N 65 deg 53' 25" W, a distance of 202.02 feet to an existing iron pipe, corner for James R. Rogers III;
thence with the line of Rogers N 15 deg 59' 31" E, a distance of 628.49 feet to an existing iron pipe;

thence continuing with the line of Rogers N 22 deg 21' 28" E, a distance of 2289.30 feet to an existing iron pipe;
thence continuing with the line of Rogers S 83 deg 49' 11" W, a distance of
911.18 feet to an existing iron pipe at the eastern right of way line of Sunnybrook Road;
thence with Sunnybrook Road along the arc of a counter-clockwise circular curve, the delta angle being 14 deg 32' 27" the radius length being 969.28 feet for an arc distance of 245.99 feet, said curve defined by chord bearing N 43 deg 20' 31" E, and chord distance of 245.33 feet to an existing iron pipe at the southeastern intersection of the rights of way of Sunnybrook Road and the Cliff Benson Beltline;
thence with the Beltline along the arc of a counter-clockwise circular curve, the delta angle being 13 deg 11' 43" the radius length being 3,990.72 feet for an arc distance of 919.06 feet, said curve defined by chord bearing N 64 deg 24' 29" E, and chord distance of 917.03 feet to an NCDOT concrete monument found; thence with the line of the Beltline N 58 deg 05' 28" E, a distance of 313.85 feet to a NCDOT concrete monument found;
thence with the line of the Beltline N 48 deg 01' 38" E, a distance of 209.72 feet to a NCDOT concrete monument found;
thence with the Beltline along the arc of a counter-clockwise circular curve, the delta angle being 07 deg 14' 41", the radius length being 3,990.72 feet for an arc distance of 504.60 feet, said curve defined by chord bearing N 46 deg 41' 36" E, and chord distance of 504.26 feet to an existing iron pipe, the point and place of beginning and containing 120.058 acres, more or less.
This description was prepared January 11, 1991 by Murphy Yelle Associates, Registered Land Surveyors.

                                   EXHIBIT "B"

                     Plat of Property and Parking Facilities

                          Addendum A to Lease Agreement
                           between City of Raleigh and
                      Sony Music/Pace Partnership ("Lease")

      The following paragraph is hereby inserted at the end of Section 5.8 of the lease:

      Notwithstanding anything to the contrary contained herein, CITY shall have the right to use the Amphitheater, free of rent, at any time during a calendar year which is not included within an Amphitheater Season; provided, however, that any such use of the Amphitheater by CITY shall be conducted by CITY at its sole cost and risk and without any requirement or obligation upon TENANT to assist in the presentation of any events to which such use relates.